Exhibit 2.1

SHARE EXCHANGE AGREEMENT

between

Pole Perfect Studios, Inc.

and

Torchlight Energy, Inc.

Dated November 23, 2010

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is entered into as of this 23rd day of November 2010, by and between Pole Perfect Studios, Inc., a Nevada corporation (the "Company"), Tammy Skalko, an individual and shareholder of the Company (“Skalko”), James Beshara, an individual and shareholder of the Company (“Beshara”), Harry Stone II, an individual and shareholder of the Company (“Stone”), Torchlight Energy, Inc., a Nevada corporation ("Torchlight"), and the persons executing this Agreement listed on the signature page hereto who are shareholders of Torchlight (each a “Torchlight Shareholder” and collectively the "Torchlight Shareholders"), upon the following premises:

Premises.

WHEREAS, the Company is a publicly held corporation organized under the laws of the State of Nevada;

WHEREAS, Torchlight is a privately held corporation organized under the laws of the State of Nevada;

WHEREAS, Skalko, Beshara and Stone own an aggregate of 3,600,000 shares of common stock of the Company (the “SBS Shares”);

WHEREAS, Skalko, Beshara and Stone desire to transfer the SBS Shares to the Company for cancellation in exchange for aggregate consideration of $270,000, a portion of which (estimated to be approximately $90,000) will be used by them to pay fees, including legal and consulting fees, incurred with respect to the transaction;

WHEREAS, the Torchlight Shareholders are the record and beneficial owners of the number of shares of common stock, $.001 par value, of Torchlight indicated in the table set forth as Exhibit “A” to this Agreement (which shares are hereinafter collectively referred to as the “Torchlight Shares”); and

WHEREAS, the Company desires to acquire from the Torchlight Shareholders and the Torchlight Shareholders desire to convey to the Company all of the issued and outstanding Torchlight Shares owned by the Torchlight Shareholders in exchange for newly issued shares of voting common stock $0.001 par value of the Company (the “Common Stock”), all on the terms and conditions set forth below (the “Exchange”).

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

Share Exchange Agreement

ARTICLE I

PLAN OF EXCHANGE

Section 1.01

Cancellation of SBS Shares of the Company.

(a)

On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.03), Skalko, Beshara and Stone, shall each assign, transfer, convey and deliver to the Company, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature or description, the number of SBS Shares set forth under such individuals name in Exhibit “B” hereto.  Upon transfer, these 3,600,000 SBS Shares (in the aggregate) will be immediately cancelled by the Company.

(b)

Skalko, Beshara and Stone will each receive $90,000 in consideration for the conveyance of the number of SBS Shares set forth under such individuals name in Exhibit “B” hereto, for an aggregate consideration of $270,000 (a portion of which [estimated to be approximately $90,000] will be used by them to pay fees, including legal and consulting fees, incurred with respect to the transaction), less $25,000 previously paid to or in accordance with the instructions of  Skalko, Beshara and Stone.

Section 1.02

The Exchange.

(a)

On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Torchlight Shareholder, by his, her or its execution hereof, elects to approve the Exchange described herein and shall assign, transfer, convey and deliver to the Company, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature or description, the number of shares of common stock of Torchlight set forth under such Torchlight Shareholder’s name in Exhibit “A” hereto, constituting all of the issued and outstanding shares of common stock of Torchlight held by the Torchlight Shareholders.  As a result of the Exchange, Torchlight will become a subsidiary of the Company.

(b)

Each of the Torchlight Shareholders will receive one (1) share of Common Stock of the Company in exchange for every four (4) shares of common stock of Torchlight conveyed to the Company pursuant to Section 1.02(a).  Assuming this Agreement is entered into by all of the shareholders of Torchlight and 100% of the issued and outstanding shares of Torchlight’s common stock are conveyed to the Company, upon Closing (i) the Torchlight Shareholders will receive an aggregate of 2,361,125 shares of the Company’s Common Stock in consideration for an aggregate of 9,444,501 shares of Torchlight’s common stock, and (ii) the Company will have an aggregate of 3,062,855 shares of common stock issued and outstanding (accounting for the issuance of 2,361,125 shares of Common Stock to the Torchlight Shareholders and the cancellation of the SBS Shares).

Section 1.03

Closing.  The closing ("Closing") of the transaction contemplated by this Agreement will take place at a mutually agreeable place on November __, 2010 (the “Closing Date”).  At Closing, the following will occur:

(a)

Skalko, Beshara and Stone shall surrender the certificates evidencing, in the aggregate, 3,600,000 shares of common stock of the Company, duly endorsed for transfer so as to make the Company the sole owner thereof, and the Company will immediately cancel such shares upon receipt;

(b)

Torchlight shall pay to Skalko, Beshara and Stone simultaneously with the surrender and transfer of the SBS Shares an aggregate amount of $245,000, payable by wire transfer;

(c)

Each of the Torchlight Shareholders shall surrender the certificates evidencing their shares of Torchlight stock, duly endorsed with appropriate stock powers, for transfer so as to make the Company the sole owner thereof;

(d)

The Company will issue and deliver certificates evidencing the appropriate numbers of newly issued shares of the Company’s Common Stock in the names of each Torchlight Shareholder as set forth in Exhibit “A” or letters of instructions from a duly authorized officer of the Company to the Company’s transfer agent instructing the transfer agent to duly issue such stock certificates, all in accordance with this Agreement;

(e)

The Board of Directors of the Company shall have approved and authorized the transactions contemplated herein this Agreement;

(f)

The Board of Directors of Torchlight shall have approved and authorized the transactions contemplated herein this Agreement;

(g)

Effective upon Closing, the Board of Directors shall have appointed Thomas Lapinski as a new member of the Board of Directors;

Share Exchange Agreement

(h)

Effective upon Closing, Tammy Skalko and James Beshara shall have each tendered their resignation to the Company, whereby each will resign as director of the Company and each will resign from any other office or other position of employment held with the Company; and

(i)

Effective immediately subsequent to the resignation of Ms. Skalko and Mr. Beshara, the sole Director of the Company, Mr. Lapinski, shall appoint Mr. Lapinski as President and Chief Executive Officer of the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TORCHLIGHT

As an inducement to and to obtain the reliance of the Company, Torchlight hereby represents and warrants to the Company, as of the Closing Date, as follows:

Section 2.01

Organization, Good Standing and Qualification.  Torchlight (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Nevada, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to its business.

Section 2.02

Capitalization.  At Closing, the authorized capital stock of (i) Torchlight consists of 20,000,000 shares of common stock, $.001 par value, of which 9,444,501 shares are validly issued and outstanding. There is no other class of capital stock authorized or issued by Torchlight.  All of the issued and outstanding shares of common stock of Torchlight are fully paid and non-assessable.  None of the shares issued are in violation of any preemptive rights.  Torchlight has no obligation to repurchase, reacquire, or redeem any of its outstanding capital stock.  There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of Torchlight, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating Torchlight to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of Torchlight.

Section 2.03

Authorization.  All corporate action on the part of Torchlight necessary for the authorization, execution, delivery and performance of this Agreement by Torchlight has been taken prior to Closing.  Torchlight has the requisite corporate power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly executed and delivered by Torchlight and constitutes a valid and binding obligation of Torchlight, enforceable against Torchlight in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application relating to or affecting creditor’s rights and to general equitable principles.

Section 2.04

Consents.  No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of Torchlight in connection with the execution and delivery by Torchlight of this Agreement or the consummation and performance of the transactions contemplated hereby.  For purposes of this Agreement, "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties.

Section 2.05

Pending Claims.  There is no claim, suit, arbitration, investigation, action, litigation or other proceeding, whether judicial, administrative or otherwise, now pending against Torchlight before any court, arbitration, administrative or regulatory body or any governmental agency which may result in any judgment, order, award, decree, liability or other determination which will or could reasonably be expected to have any material effect upon Torchlight or the transactions contemplated under this Agreement.  No litigation is pending, or, to Torchlight’s knowledge, threatened against Torchlight, or its assets or properties which seeks to restrain or enjoin the execution and delivery of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE TORCHLIGHT SHAREHOLDERS

As an inducement to and to obtain the reliance of the Company, each Torchlight Shareholder, severally, hereby represents and warrants to the Company, as of the Closing Date, as follows:

Share Exchange Agreement

Section 3.01

Ownership of the Torchlight Shares.  The Torchlight Shareholders own, beneficially and of record, that number of shares of Torchlight Shares set forth under each Torchlight Shareholder’s name on Exhibit “A” hereto; except for restrictions imposed by federal and state securities laws: (i) such shares are owned by such Torchlight Shareholders free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances; (ii) the Torchlight Shareholders have the unrestricted right and power to transfer, convey and deliver full ownership of such shares without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority; and, (iii) upon the transfer of such shares to the Company as contemplated herein, the Company will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions.

Section 3.02

Authorization.  The Torchlight Shareholders are each of the full age of majority, with full power, capacity and authority to enter into this Agreement and perform the obligations contemplated hereby by and for himself or herself and his or her spouse, if any.  All action on the part of the Torchlight Shareholders necessary for the authorization, execution, delivery and performance of this Agreement by the Torchlight Shareholders has been taken or will be taken prior to the Closing.  This Agreement constitutes a valid and binding obligation of each Torchlight Shareholder, enforceable against each Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

Section 3.03

Pending Claims.  There is no claim, suit, action or proceeding, whether judicial, administrative or otherwise, pending or, to the best of the Torchlight Shareholders’ knowledge, threatened that would preclude or restrict the transfer to the Company of the Torchlight Shares owned by the Torchlight Shareholders or the performance of this Agreement by the Torchlight Shareholders.

Section 3.04

No Default.   The execution, delivery and performance of this Agreement by the Torchlight Shareholders does not and will not constitute a violation or default under or conflict with any contract, agreement, understanding or commitment to which such Torchlight Shareholders are a party or by which such Torchlight Shareholders are bound.

Section 3.05

Accredited Investor Status.

The Torchlight Shareholders are each “accredited investors” as that term is defined pursuant to Section 501, as amended, of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act").

Section 3.06

Acquisition of Stock for Investment.

(a)

The Torchlight Shareholders understand that the issuance of the Common Stock of the Company will not have been registered under the Act, or any state securities acts, and, accordingly, are restricted securities, and that he, she or it represents and warrants to the Company that his, her or its present intention is to receive and hold the Common Stock of the Company for investment only and not with a view to the distribution or resale thereof.

(b)

The Torchlight Shareholders understand that any sale by the Torchlight Shareholders of any of the Common Stock of the Company received under this Agreement will, under current law, require either: (a) the registration of the Common Stock of the Company under the Act and applicable state securities acts; (b) compliance with Rule 144 promulgated under the Act; or (c) the availability of an exemption from the registration requirements of the Act and applicable state securities acts.  The Torchlight Shareholders understand that the Company has not undertaken and does not presently intend to file a registration statement to register the Common Stock of the Company that is to be issued to the Torchlight Shareholders.  The Torchlight Shareholders further agree to execute, deliver, furnish or otherwise provide to the Company any documents or instruments as may be reasonably necessary or desirable in order to evidence and record the Common Stock of the Company acquired hereby.

(c)

To assist in implementing the above provisions, the Torchlight Shareholders hereby consent to the placement of the legend, or a substantially similar legend, set forth below, on all certificates representing ownership of the Common Stock of the Company acquired hereby until the Common Stock of the Company has been sold, transferred, or otherwise disposed of, pursuant to the requirements hereof.  The legend shall read substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT EITHER: (I) REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (II) SUBMISSION TO THE CORPORATION OF AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION THAT SAID SHARES AND THE TRANSFER THEREOF ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.”

Share Exchange Agreement

Section 3.07

Torchlight Shareholders Access to Information.  The Torchlight Shareholders hereby confirm and represent that each: (a) has been afforded the opportunity to ask questions of and receive answers from representatives of the Company concerning the business and financial condition, properties, operations and prospects of the Company and has asked such questions as he, she or it desires to ask and all such questions have been answered to the full satisfaction of the Torchlight Shareholders; (b) has such knowledge and experience in financial and business matters so as to be capable of evaluating the relative merits and risks of the transactions contemplated hereby; (c) has had an opportunity to engage an attorney of his/her choice; (d) has been given adequate time to evaluate the merits and risks of the transactions contemplated hereby; and (e) has been provided with and given an opportunity to review all current information about the Company, including the Company’s Form 10-K for the fiscal year ended December 31, 2009 (Exhibit “C” hereto)  and its Form 10-Q for the quarter ended September 30, 2010 (“Exhibit “D” hereto).

Section 3.08

Disclosure.  No representation or warranty of the Torchlight Shareholders contained in this Agreement (including the exhibits and schedules hereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE COMPANY, SKALKO, BESHARA AND STONE

As an inducement to and to obtain the reliance of Torchlight and the Torchlight Shareholders, the Company, Skalko, Beshara and Stone (Skalko, Beshara and Stone are hereinafter sometimes collectively referred to as the “SBS Shareholders”) hereby  represent and warrant to Torchlight and the Torchlight Shareholders, as of the Closing Date, as follows:

Section 4.01

Organization, Good Standing and Qualification.  The Company (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Nevada, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to its business.

Section 4.02

Capitalization.  At Closing, the authorized capital stock of the Company consists of 70,000,000 shares of common stock, $.001 par value, of which 4,301,730 shares are validly issued and outstanding.  There are 5,000,000 shares of preferred stock, $.001 par value, authorized of which none are issued.  There is no other class of capital stock authorized or issued by the Company.  All of the issued and outstanding shares of common stock of the Company are fully paid and non-assessable.  None of the shares issued are in violation of any preemptive rights.  The Company has no obligation to repurchase, reacquire, or redeem any of its outstanding capital stock.  There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of the Company, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating Torchlight to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of Torchlight.

Section 4.03

Authorization.  All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement by the Company has been taken prior to Closing.  The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application relating to or affecting creditor’s rights and to general equitable principles.

Section 4.04

Subsidiaries and Predecessor Corporations.  The Company does not have any subsidiary or a predecessor corporation(s), and does not own, beneficially or of record, any shares or other ownership interest in any other corporation, partnership or joint venture.

Section 4.05

SEC Reports.  All reports filed with the Securities and Exchange Commission (“SEC”) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Company SEC Filings”) did not contain and do not now contain, to the best knowledge of the SBS Shareholders, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Share Exchange Agreement

Section 4.06

Disclosure.  To the best of the knowledge, information and belief of the SBS Shareholders, (i) the information concerning the Company set forth in this Agreement and in any exhibits or schedules attached hereto is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading, and (ii) there are no circumstances that will or may result in any material adverse effect to the Company or the value of the Common Stock being acquired by the Torchlight Shareholders, that are now in existence or may hereafter arise, except that Torchlight and the Torchlight Shareholders acknowledge that the Company is a shell corporation and requires an infusion of funding to continue its existence and its public status.

Section 4.07

Pending Claims.  There is no claim, suit, arbitration, investigation, action, litigation or other proceeding, whether judicial, administrative or otherwise, now pending before any court, arbitration, administrative or regulatory body or any governmental agency which may result in any judgment, order, award, decree, liability or other determination which will or could reasonably be expected to have any material effect upon the Company or the transactions contemplated under this Agreement.  No litigation is pending, or, to the Company’s knowledge, threatened against the Company, or its assets or properties which seeks to restrain or enjoin the execution and delivery of this Agreement.

Section 4.08

No Liabilities.  As of the Closing Date, the Company does not and shall not have any obligation or liability (contingent or otherwise) or unpaid bill to any third party in an amount, individually, or in the aggregate of more than $2,500.

Section 4.09

No Pending Transactions.  Except for the transactions contemplated by this Agreement, the Company is not a party to or bound by or the subject of any agreement, undertaking or commitment with any person that could result in: (i) the sale, merger, consolidation or recapitalization of the Company; (ii) the sale of any of the assets of the Company; (iii) the sale of any outstanding capital stock of the Company; (iv) the acquisition by the Company of any operating business or the capital stock of any other person or entity; (v) the borrowing of money; (vi) any agreement with any of the respective officers, directors, managers or affiliates of the Company; or (vii) the expenditure of more than $1,000, in the aggregate, or the performance by the Company extending for a period more than six months from the Closing Date.

Section 4.10

Books and Records.  The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Torchlight, are accurate and substantially complete.  Upon Closing, all books and records will be in the possession of Torchlight.

Section 4.11

Banks and Brokerage Accounts.  At Closing, the Company shall provide Torchlight (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SKALKO, BESHARA AND STONE

As an inducement to and to obtain the reliance of Torchlight and the Torchlight Shareholders, each of Skalko, Beshara and Stone, severally, hereby represents and warrants to Torchlight and the Torchlight Shareholders, as of the Closing Date, as follows:

Section 5.01

Ownership of the Torchlight Shares.  Skalko, Beshara and Stone own, beneficially and of record, that number of shares of common stock of the Company set forth under each’s name on Exhibit “B” hereto; except for restrictions imposed by federal and state securities laws: (i) such shares are owned by such person free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances; (ii) Skalko, Beshara and Stone have the unrestricted right and power to transfer, convey and deliver full ownership of such shares; and, (iii) upon the transfer of such shares to the Company as contemplated herein, the Company will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions.

Section 5.02

Authorization.  Skalko, Beshara and Stone are each of the full age of majority, with full power, capacity and authority to enter into this Agreement and perform the obligations contemplated hereby by and for himself or herself and his or her spouse, if any.  All action on the part of Skalko, Beshara and Stone necessary for the authorization, execution, delivery and performance of this Agreement by Skalko, Beshara and Stone has been taken or will be taken prior to the Closing.  This Agreement constitutes a valid and binding obligation of each of Skalko, Beshara and Stone, enforceable against each person in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

Share Exchange Agreement

Section 5.03

Pending Claims.  There is no claim, suit, action or proceeding, whether judicial, administrative or otherwise, pending or, to the best of the knowledge of Skalko, Beshara and Stone, threatened that would preclude or restrict the transfer to the Company of the SBS Shares owned by Skalko, Beshara and Stone or the performance of this Agreement by Skalko, Beshara and Stone.

Section 5.04

No Default.   The execution, delivery and performance of this Agreement by Skalko, Beshara and Stone does not and will not constitute a violation or default under or conflict with any contract, agreement, understanding or commitment to which Skalko, Beshara or Stone are a party or by which Skalko, Beshara or Stone are bound.

ARTICLE VI

INDEMNIFICATION

Section 6.01

Indemnification from Torchlight.  Torchlight hereby agrees to and shall indemnify, defend and hold the Company, its officers, directors, shareholders, employees, affiliates, parent, agents, legal counsel, successors and assigns (collectively, the "Company Group") harmless at all times after the date of this Agreement, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury  (including reasonable attorneys fees and costs of any suit related thereto) suffered or incurred by any or all of the Company Group arising from: (a) any material misrepresentation by, or material breach of any warranty of Torchlight contained in this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by Torchlight hereunder; (b) any nonfulfillment of any material agreement on the part of Torchlight under this Agreement;  or (c) any suit, action, proceeding, claim or investigation against any member of the Company Group which arises from or which is based upon or pertaining to Torchlight’s conduct, or the operation or liabilities of the business of Torchlight prior to entering into this Agreement.

Section 6.02

Indemnification from the Torchlight Shareholders.  The Torchlight Shareholders hereby, severally, agree to and shall indemnify, defend and hold the Company Group harmless at all times after the date of this Agreement, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury  (including reasonable attorneys fees and costs of any suit related thereto) suffered or incurred by any or all of the Company Group arising from any material misrepresentation by, or material breach of any warranty of the Torchlight Shareholders contained in this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by the Torchlight Shareholders hereunder.

Section 6.03

Indemnification from Skalko, Beshara and Stone.  Skalko, Beshara and Stone hereby, severally, agree to and shall indemnify, defend  and hold Torchlight, its officers, directors, shareholders, employees, affiliates, parent, agents, legal counsel, successors and assigns (collectively, the "Torchlight Group") harmless at all times after the date of this Agreement, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury  (including reasonable attorneys fees and costs of any suit related thereto) suffered or incurred by any or all of the Torchlight Group arising from: (a) any material misrepresentation by, or material breach of any covenant or warranty of the Company, Skalko, Beshara or Stone contained in this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by the Company, Skalko, Beshara or Stone hereunder; (b) any nonfulfillment of any material agreement on the part of the Company, Skalko, Beshara or Stone under this Agreement; or (c) any suit, action, proceeding, claim or investigation against any member of the Torchlight Group which arises from or which is based upon or pertaining to either the Company’s, Skalko’s, Beshara’s or Stone’s conduct or the operation or liabilities of the business of the Company prior to entering into this Agreement.

Section 6.04

Defense of Claims.  If any lawsuit enforcement action or any attempt to collect on an alleged liability is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party within ten (10) business days after receipt of  notice or other date by which action must be taken; provided that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates damage caused by such failure.  After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the indemnifying party and includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

Share Exchange Agreement

Section 6.05

Default of Indemnification Obligation.  If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right, but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) and to make any settlement or pay any judgment or verdict as the individual or entities deem necessary or appropriate in such individuals or entities absolute sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable attorneys’ fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.

Section 6.06

Limitations on Indemnification Amounts.

Notwithstanding anything in this Agreement to the contrary, (i) no indemnification payment shall be made pursuant to this Agreement to any indemnified party until the amounts which the indemnified party would otherwise be entitled to receive as indemnification under this Agreement aggregate at least $2,500.00, at which time the indemnified party shall be indemnified dollar for dollar for the entire amount of indemnification to which it would be entitled and (ii) no indemnification payment or any claim for breach of any representation, warranty or covenant which may be due under this Agreement from either Skalko, Beshara or Stone shall exceed $90,000 individually and $270,000 in the aggregate.

Section 6.07

Survival of Representations and Warranties.  The respective representations, warranties and indemnities given by the parties to each other pursuant to this Agreement shall survive the Closing for a period ending twenty-four (24) months from the Closing Date (“Survival Date”).  Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made against the party required to indemnify (the “Indemnitor”) under this Agreement unless the party entitled to indemnification (the “Indemnitee”) shall have given the Indemnitor written notice of such claim as provided herein on or before the Survival Date.  Any claim for which notice has been given prior to the expiration of the Survival Date shall not be barred hereunder.

ARTICLE VII

MISCELLANEOUS

Section 7.01

Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in person, sent by email delivery of a “pdf” file or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

(a)

If to Torchlight, to:

Torchlight Energy, Inc.

2007 Enterprise Avenue

League City, Texas 77573

Attention: Thomas Lapinski

Email: tom.lapinski@hotmail.com

with a copy to:

Robert D. Axelrod

Axelrod, Smith & Kirshbaum

5300 Memorial Drive, Suite 700

Houston, Texas  77007

Email: rdaxel@asklawhou.com

(b)

If to the Company, to:

Pole Perfect Studios Inc.

3457 Rockcliff Place

Longwood, FL 32779

Attention: Tammy Skalko

Email: tammyskalko@gmail.com

Share Exchange Agreement

with a copy to:

Joseph L. Cannella

Eaton & Van Winkle LLP

3 Park Avenue 16th Floor

New York, NY 10016

Email: jcannella@evw.com

Robert D. Axelrod

Axelrod, Smith & Kirshbaum

5300 Memorial Drive, Suite 700

Houston, Texas  77007

Email: rdaxel@asklawhou.com

(c)

If to Skalko, Beshara or Stone, to:

The addresses listed on Exhibit “B”, attached hereto.

with a copy to:

Joseph L. Cannella

Eaton & Van Winkle LLP

3 Park Avenue 16th Floor

New York, NY 10016

Email: jcannella@evw.com

(d)

If to the Torchlight Shareholders:

The addresses listed on Exhibit “A”, attached hereto.

A notice or communication will be effective (i) if delivered in person, by email or by overnight courier, on the business day it is delivered and (ii) if sent by registered or certified mail, three (3) business days after dispatch.

Section 7.02

Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws.  In any action between or among any of the parties, whether arising out of this Agreement or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Harris County, Texas.

Section 7.03

Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.04

Public Announcements.   The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and exercise their best efforts to agree upon the text of a public announcement or statement to be made by the party desiring to make such public announcement; provided, however, that if any party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other parties.

Section 7.05

No Third-Party Beneficiaries.  Nothing in this Agreement will confer any third party beneficiary or other rights upon any person (specifically including any employees of the Company) or any entity that is not a party to this Agreement.

Section 7.06

Expenses.  Each of the parties hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby, and those costs and expenses incurred in consummating the transactions described herein.

Share Exchange Agreement

Section 7.07

Entire Agreement.  This Agreement, the documents to be executed hereunder and the exhibits and schedules attached hereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof, and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.  All of the exhibits and schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

Section 7.08

Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 7.09

Amendment; Waiver.  Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the parties hereto.  Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

Section 7.10

Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 7.11

Assignment; Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.  No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld.

Section 7.12

Attorney Review – Construction.  In connection with the negotiation and drafting of this Agreement, the parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

Section 7.13

Section Headings.  The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

Section 7.14

Further Assurances.  Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably be requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 7.15

Exhibits Not Attached.  Any exhibits not attached hereto on the date of execution of this Agreement shall be deemed to be and shall become a part of this Agreement as if executed on the date hereof upon each of the parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.

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Share Exchange Agreement

SIGNATURES

IN WITNESS WHEREOF, the undersigned have executed this Agreement to become effective as of the date first set forth above.

POLE PERFECT STUDIOS, INC.

By:	/s/ Tammy Skalko
Tammy Skalko,
Chief Executive Officer
Date:	November 23, 2010

/s/ Tammy Skalko
Tammy Skalko, Individually
Date:	November 23, 2010

/s/ James Beshara
James Beshara, Individually
Date:	November 23, 2010

/s/ Harry Stone, II
Harry Stone, II, Individually
Date:	November 23, 2010

TORCHLIGHT ENERGY, INC.

By:	/s/ Thomas Lapinksi
Thomas Lapinski,
Chief Executive Officer
Date:	November 23, 2010

[SIGNATURES CONTINUED ON FOLLOWING PAGES]

Share Exchange Agreement

TORCHLIGHT SHAREHOLDERS

All Shareholders of Torchlight Energy, Inc. appropriately executed signature page.

Share Exchange Agreement